Exhibit 99.1

Belden Announces €200 Million Private Offering of Senior Subordinated Notes

St. Louis, Missouri – March 10, 2013 – Belden Inc. (NYSE: BDC), a global leader in signal transmission solutions for mission critical applications, today announced that subject to market conditions, it intends to offer €200 million in aggregate principal amount of senior subordinated notes due 2023 for sale to eligible purchasers in a private offering (the “Notes Offering”).

Belden intends to use the net proceeds from the Notes Offering to repay revolving borrowings outstanding under its senior secured credit facility and for general corporate purposes.

The securities to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws; and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes are expected to be eligible for resale to qualified institutional buyers under Rule 144A and non-U.S. persons under Regulation S. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Contact:

Belden Investor Relations

314-854-8054

Investor.Relations@Belden.com